AMERICAN STATES WATER COMPANY

2024 SHORT-TERM INCENTIVE PROGRAM

1.Purpose of 2024 Short-Term Incentive Program
American States Water Company, a California corporation, (the “Corporation”) has adopted this 2024 Short-Term Incentive Program (the “2024 STIP”) to promote the success of the Corporation by (a) motivating Executives selected to participate in the 2024 STIP to maximize the performance of the Corporation both from a financial perspective and in serving its customers and (b) rewarding them with cash Objective Bonuses directly related to such performance. The Corporation’s board of directors recognizes that the ability of the Corporation and its subsidiaries to attract capital at a low cost is based on its financial performance and that the Corporation’s customers benefit through its ability to attract low cost capital. This 2024 STIP sets forth the names of the individuals selected to be Participants who are eligible to earn Objective Bonuses under the 2024 STIP and the applicable Business Criteria, Performance Targets and Payout Percentages for the 2024 calendar year. The 2024 STIP also provides for Discretionary Bonuses, which when added to the Objective Bonuses under the Plan, equal the Aggregate Bonuses payable under the 2024 STIP for the 2024 calendar year.
2.Term of 2024 STIP
The Performance Period covered by the 2024 STIP (the “Term”) began on January 1, 2024 and will end on December 31, 2024.
3.Administration of the Plan
    The Committee shall have the authority to construe and interpret the 2024 STIP and any agreement or document referring to any Awards under the 2024 STIP, may adopt rules and regulations governing the administration of the 2024 STIP and shall exercise all other duties and powers conferred under the 2024 STIP or are incidental or ancillary thereto.
4.Definitions
Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms in the 2024 STIP are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect, as applied and included in the consolidated financial statements of the Corporation, prepared in the ordinary course of business. In addition, the following terms shall have the meanings specified below, unless a different meaning is plainly required by the context:
“Adjusted EPS - ASUS” means the EPS of ASUS for 2024 adjusted to remove (1) the general office allocation to ASUS related to any transaction fees and/or gain or loss on sale recognized in the financial statements in 2024 associated with a sale of any of the Corporation’s business units or the acquisition of any new businesses, (2) the general office allocation to ASUS related to new business development at Regulated Utilities, and (3) any other applicable adjustment required to be made under Section 7.
“Adjusted EPS - AWR Consolidated” means the Corporation’s EPS for 2024 adjusted to remove (1) any write-offs associated with the CPUC’s 2024 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter, (2) expenses associated with new business development at Regulated Utilities, (3) the performance of the Rabbi Trust assets to support retirement benefits, and (4) any other applicable adjustment required to be made under Section 7.
“Adjusted EPS - Regulated Utilities” means the sum of the EPS of each of the Regulated Utilities for 2024 adjusted to remove (1) any write-offs associated with the CPUC’s 2024 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter, (2) expenses associated with new business development, (3) the performance of the Rabbi Trust assets to support retirement benefits, and (4) any other applicable adjustment required to be made under Section 7.
“Adjusted EPS - Regulated Water Utility” means the EPS of the Regulated Water Utility for 2024 adjusted to remove (1) any write-offs associated with the CPUC’s 2024 procurement audit of GSWC arising out of the settlement of claims approved by the CPUC in December 2011 related to the capital projects contracting matter, (2) expenses associated with new business development, (3) the performance of the Rabbi Trust assets to support retirement benefits, and (4) any other applicable adjustment required to be made under Section 7.

“Aggregate Bonus” means the combination of a Participant’s Objective Bonus and his or her Discretionary Bonus.
“ASUS” means American States Utility Services, Inc., a California corporation, and wholly owned subsidiary of the Corporation, and its wholly owned subsidiaries.
“Award” means an award under the 2024 STIP of a conditional opportunity to receive a Bonus if the Performance Targets set forth in the Award Agreement are satisfied in the Performance Period and the opportunity to receive a discretionary bonus.
“Award Agreement” means a written agreement setting forth the material terms and conditions of the Award as determined by the Committee consistent with the terms of the 2024 STIP.
“Base Salary” means the Participant’s rate of annual base pay on the date the Committee approves the Business Criteria and the Performance Targets.
“BVES” means Bear Valley Electric Service, Inc., a California corporation and wholly owned subsidiary of the Corporation.
“Board of Directors” means the Corporation’s board of directors.
“Bonus” means a cash payment or a cash payment opportunity to receive a bonus under the 2024 STIP, as the context requires.

“Budget” or “Budgeted” means, in the case of Adjusted EPS for the Corporation, the Regulated Utilities, the Regulated Water Utility or ASUS, as the case may be, the projected Adjusted EPS for 2024 as set forth in the Operating Budget and for Expense Optimization – ASUS, Direct Construction Margin – ASUS and Direct Operating Margin – ASUS, the amounts included for these metrics in the Operating Budget.
“Business Criteria” means Adjusted EPS - AWR Consolidated, Adjusted EPS - Regulated Utilities, Adjusted EPS - Regulated Water Utility, Adjusted EPS - ASUS, Capital Expenditures - RU, Capital Expenditures - RWU, Customer Complaints - RWU, Direct Construction Margin - ASUS, Direct Operating Margin - ASUS, Expense Optimization - ASUS, SOX Deficiencies - RU, SOX Deficiencies - ASUS, Safety - Recordable Incident Rate - ASUS, Safety - Recordable Incident Rate - RWU, Supplier Diversity - RU and Supplier Diversity - RWU.
“BSUS” means, Bay State Utility Services LLC, a Commonwealth of Massachusetts limited liability company.
“Capital Expenditures - RU” means the dollar amount of capital expenditures for 2024 for the Regulated Utilities.

“Capital Expenditures - RWU” means the dollar amount of capital expenditures for 2024 for GSWC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board of Directors.
“CPUC” means the California Public Utilities Commission.
“Customer Complaints - RWU” means the number of water quality, pressure, and leak complaints received from water customers by GSWC divided by the average number of water customers served by GSWC during 2024.
“Direct Construction Margin – ASUS” means a percentage determined by dividing total construction revenues less ASUS construction costs (reported as expenses in the Corporation’s Form 10-K for 2024 filed with the Securities and Exchange Commission) by total construction revenues. Construction revenues and construction costs for this purpose shall exclude (i) the construction revenues and construction costs of any new base, and (ii) any other applicable adjustment required to be made under Section 7.
“Direct Operating Margin – ASUS” means a percentage determined by dividing total operations and maintenance revenues less direct operations expense by total operations and maintenance revenues as recorded in the Corporation’s Form 10-K. Total operations and maintenance revenues for this purpose shall exclude revenues of PRUS, BSUS and any new base awards received in 2024. Direct operations expense for this purpose shall include other operation, maintenance, administrative and general, depreciation and amortization, and property and other taxes as reflected in the Corporation’s Form 10-K, but shall exclude (i) expenses incurred at PRUS and BSUS (ii) expenses of any new base awarded during 2024, (iii) expenses of ASUS administration and centralized functions, (iv) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, (v) property and other taxes allocable to construction activities, (vi) non-labor related maintenance expenses, (vii) pre-contract expenses associated with construction activities, and (viii) any other applicable adjustment required to be made under Section 7.
“Discretionary Bonus” means a bonus payable to a Participant based on that Participant’s Individual Performance Measures.
“EPS” means fully diluted earnings per share as reported in the Corporation’s consolidated financial statements for 2024.
“Executive” means the Chief Executive Officer of the Corporation and any other key employee (including any officer of the Corporation or any of its subsidiaries) who is a Senior Vice President or Vice President.
“Expense Optimization – ASUS” means the sum of other operations, maintenance and administrative and general expenses of ASUS in 2024 (as reflected in the Corporation’s 10-K) excluding (i) non-labor related maintenance expenses, (ii) expenses incurred at PRUS and BSUS, (iii) expenses of ASUS incurred in connection with any new base awards during 2024, (iv) general office expenses of GSWC approved by the CPUC to be allocated to ASUS, (v) expenses incurred in connection with ASUS’s new business development cost center, (vi) expenses included in the Corporation’s Form 10-K for awards recorded under the 2024 STIP and the 2016 Stock Incentive Plan, and (vii) other applicable adjustments required to be made under Section 7.

“GSWC” means Golden State Water Company, a California corporation and wholly owned subsidiary of the Corporation.
“Individual Performance Measures” means the criteria or goals utilized to determine the amounts of each Participant’s Discretionary Bonus.
“Objective Bonus” means a bonus based on the degree of achievement of the Performance Targets for the Business Criteria.
    “Operating Budget” means the Corporation’s operating budget for 2024 as presented to the Board of Directors at its February 6, 2024 meeting, as adjusted for the impact of the lower regulatory and other related expenses resulting from the one-year deferral from 2024 to 2025 of GSWC’s cost of capital application with the CPUC, other decisions of the CPUC, known dilution impact from Participating Securities outstanding as of December 31, 2024 used in computing fully diluted EPS at December 31, 2024, and adjustments allowed to be made under Section 7.
“OSHA Violation” means an intentional or willful violation of the rules and regulations of the Occupational Safety and Health Administration which results in a serious injury, serious illness or death and arises out of a situation that the employer knew or should have known could result in serious injury, serious illness or death, provided that the situation could have reasonably been remedied by the employer.
“Participant” means an Executive selected by the Committee to participate in the 2024 STIP.
    “Participating Securities” means outstanding stock-based awards as of December 31, 2024 that earn dividend equivalent rights on an equal basis with the Corporation’s common shares that have been issued under the Corporation’s stock incentive plans, and which are used in computing fully diluted EPS in accordance with generally accepted accounting principles.
“Payout Percentage” means the percentage of a Participant’s Target Aggregate Bonus that is payable based on the degree of satisfaction of a Performance Target or the Individual Performance Measures.
“Performance Measures” means the Business Criteria and Individual Performance Measures.
“Performance Target” means a specific goal established by the Committee with respect to the Business Criteria as set forth in Section 6.
“PRUS” means Patuxent River Utility Services LLC, a Maryland limited liability company.
“Regulated Utilities (RU)” means GSWC, BVES and any other utility that becomes a direct or indirect subsidiary of the Corporation, which is designated a “regulated utility” by the Committee.
“Regulated Water Utility (RWU)” means GSWC’s water operations and any other water utility that becomes a direct or indirect subsidiary of the Corporation, which is designated a “regulated water utility” by the Committee.
“Recordable Work Incidents – ASUS” means the number of work-related injuries and illnesses as reported on the OSHA Form 300s for ASUS other than for new bases awarded in 2024.
“Recordable Work Incidents - RWU” means the number of work-related injuries and illnesses as reported on the OSHA Form 300 for GSWC’s water operations.
“Safety - Recordable Incident Rate – ASUS” means the number of employees per 100 full time employees that have been involved in a Recordable Work Incident, calculated by (i) multiplying the total number of Recordable Work Incidents by 200,000, and (ii) dividing that result by the number of actual hours worked by ASUS employees during 2024. This calculation excludes Recordable Work Incidents and employees’ actual work hours at PRUS and BSUS.
“Safety - Recordable Incident Rate – RWU” means the number of employees per 100 full time employees that have been involved in a Recordable Work Incident, calculated by (i)

multiplying the total number of Recordable Work Incidents by 200,000, and (ii) dividing that result by the number of actual hours worked by GSWC employees during 2024.
“SOX” means the Sarbanes-Oxley Act of 2002.
“SOX Deficiencies - ASUS” means the number of “control deficiencies” (each a “CD”), “significant deficiencies” (each an “SD”) and “material weaknesses” (each a “MW”) reported for ASUS in the independent auditor’s report for 2024 pursuant to Section 404 of SOX.
“SOX Deficiencies - RU” means the number of CDs, SDs and MWs reported for the Regulated Utilities in the independent auditor’s report for 2024 pursuant to Section 404 of SOX.
    “Supplier Diversity - RU” means the percentage reported by the Regulated Utilities to the CPUC annually by March 1 in their General Order 156 Compliance Filings.  The percentage is calculated by taking the Regulated Utilities’ total procurement dollars for the reporting period with CPUC qualified women-owned, minority-owned, disabled veteran-owned, persons with disabilities-owned, and lesbian, gay, bisexual and transgender-owned business enterprises divided by the Regulated Utilities’ total procurement dollars (net of exclusions allowed under the General Order 156 Compliance Filing for the reporting period, such as payments for purchased water, purchased power, pump taxes, income taxes, franchise fees, and postage).
    “Supplier Diversity - RWU” means the percentage reported by the Regulated Water Utility to the CPUC annually by March 1 in its General Order 156 Compliance Filing.  The percentage is calculated by taking the Regulated Water Utility’s total procurement dollars for the reporting period with CPUC qualified women-owned, minority-owned, disabled veteran-owned, persons with disabilities-owned, and lesbian, gay, bisexual and transgender-owned business enterprises divided by the Regulated Water Utility’s total procurement dollars (net of exclusions allowed under the General Order 156 Compliance Filing for the reporting period, such as payments for purchased water, purchased power for pumping, pump taxes, income taxes, franchise fees, and postage).
“Target Aggregate Bonus” means the amount of bonus that would be payable if each of the Performance Targets were met at the targeted level and the Participant’s Individual Performance Measures were met at the targeted level.

“Total Disability” means a “permanent and total disability” within the meaning of Section 22(e) of the Code and such other disabilities, infirmities, afflictions or conditions as the Committee may by rule include.

5.Participation and Individual Awards
The individuals who have been selected as Participants in the 2024 STIP are set forth below together with the amount of their Target Aggregate Bonuses as a percentage of Base Salary:

	Participant	Target Aggregate Bonus
GSWC Officers
Administrative and General	Robert J. Sprowls	100.00%
	Eva G. Tang	38.20%
	Gladys M. Farrow	32.20%
Operations	Paul J. Rowley	38.20%
	Sunil K. Pillai	32.20%
	Patrick M. Kubiak	32.20%
	Jon G. Pierotti	32.20%
	David R. Schickling	32.20%
ASUS Officers
	Christopher H. Connor	46.10%
	Susan P. Miller	32.20%
For purposes of this 2024 STIP, the GSWC officers will be divided into (1) Administrative and General Officers and (2) Operations Officers.
The Corporation will enter into an Award Agreement with each Participant that (a) describes his or her Individual Performance Measures and sets forth his or her Target Aggregate Bonus, (b) sets forth his or her threshold, target and maximum Performance Targets and (c) incorporates the terms and conditions of this 2024 STIP by reference. The Target Aggregate Bonus amount set forth above shall represent the aggregate amount of up to two separate bonuses: an Objective Bonus under the 2024 STIP and a Discretionary Bonus.
6.Performance Targets for Objective Bonuses
The threshold, target and maximum Performance Targets for the 2024 STIP are set forth in Exhibit A to this 2024 STIP.
7.Adjustments
    To preserve the intended incentives and benefits of an Award, the Committee shall adjust the Performance Targets to eliminate the effects of the following: (i) the gain, loss, income or expense resulting from (x) changes in accounting principles or tax law, (y) California Public Utilities Commission actions, delays, rules, regulations or decisions, or (z) any other actions, delays, rules, laws, regulations, decisions or provisions of any governmental agency affecting reported results that became effective during the Performance Period, (ii) any transaction fees and/or gain or loss on sale recognized in the financial statements associated with a sale or restructuring of any of the Corporation’s business units or the acquisition of any new businesses, (iii) the impairment of tangible or intangible assets, (iv) derivative gains or losses attributable to fixed-price purchase contracts, (v) the impact of market conditions on pension expenses, (vi) gains or losses from all or certain claims and/or litigation and all or certain insurance recoveries relating to the Performance Period, (vii) the impact of any other extraordinary or non-recurring item or expense determined in accordance with generally accepted accounting principles or another objective method of measurement; and (viii) the impact of other unusual and unforeseen matters or events as determined by the Committee in its sole discretion.
8.Determination of Participants’ Aggregate Bonuses
The Aggregate Bonus payable to each Participant shall be determined on the basis of the extent to which the Performance Targets for the Business Criteria and that Participant’s Individual Performance Measures are achieved. The amount of Aggregate Bonus payable is equal to the amount of the Target Aggregate Bonus multiplied by the sum of the Payout Percentages for each of the Performance Measures as determined pursuant to the tables in (a) Section B of Exhibit A for Participants that are Administrative and General Officers employed by GSWC, (b) Section C for Participants that are Operations Officers employed by GSWC and (c) Section D for Participants employed by ASUS. In the case of the death or Total Disability of an Executive, the Aggregate Bonus payable shall be prorated based on the number of days in the Performance Period that the Executive was employed prior to his or her death or Total Disability divided by the number of days in the Performance Period.
As soon as practicable following December 31, 2024 and the completion of the independent auditor’s report for 2024, the Committee shall determine the extent to which the Performance Targets for the Business Criteria are achieved and the extent to which the Individual Performance Measures are achieved, and determine the Payout Percentage for each of the Performance Measures. In order for a Participant to receive any payment with respect to the Participant’s Discretionary Bonus, the Participant must meet the standards established for the Participant’s position, which standards shall be one of the components of the Participant’s Individual Performance Measures. The determination of whether the standards established for the Participant’s position are achieved shall be made by the Committee, which (other than for the Company’s President and Chief Executive Officer) determination shall be based on the recommendations of the President and Chief Executive Officer or another direct supervisor of the Participant.
For levels of achievement between threshold and maximum, the Committee shall determine the Payout Percentage by interpolation. Subject to Section 9 below, the Aggregate Bonus for each Participant shall be the sum of the Payout Percentages determined with respect to each Performance Measure multiplied by the amount of Participant’s Target Aggregate Bonus. Notwithstanding the fact that the Performance Targets have been attained, the Corporation may pay a Bonus to a Participant that is less than the amount determined by the formula or standard established pursuant to his or her Award Agreement or may pay no Bonus at all, as determined by the Committee in its sole discretion. In no event may the Committee pay a Bonus to any Participant in excess of the maximum amount set forth in that Participant’s Award Agreement.
9.    Payment of Accounts
At the time the Committee makes the determinations described in Section 8, it shall certify the amounts of the Objective Bonuses payable to Participants by resolution or other appropriate writing evidencing that the amount has been accurately determined in accordance with the terms and limitations of the 2024 STIP and that the Performance Targets and any other material terms previously established by the Committee pursuant to the 2024 STIP have been satisfied. The Committee shall, at the same time, determine the amount of the Discretionary Bonus payable to Participants. Any such payment shall be made in cash, subject to applicable withholding requirements and the provisions of Section 11. Payment of such bonuses (the Aggregate Bonuses) shall be made as soon as practicable following the Committee’s determination and certification, but in no event later than December 31, 2025.
10.Effect of Termination of Employment
    Except in the event of the death or Total Disability of the Participant or as otherwise provided in an employment agreement, memorandum of understanding, other contract between a Participant and the Corporation or one of its Subsidiaries, or by the Committee in its sole discretion, the Bonuses payable under a Participant’s Award will be forfeited, and the Participant will not be entitled to any bonus payments with respect to such Award if the Participant ceases to be employed by the Corporation or one of its Subsidiaries for any reason prior to the date the bonus payments under the 2024 STIP are paid to Participants.
11.Recoupment of Bonuses
    Any payment of an Objective Bonus and/or Discretionary Bonus under this 2024 STIP is subject to recoupment pursuant to the Corporation’s Policy Regarding the Recoupment of Certain Performance-Based Compensation Payments as in effect from time to time, or as otherwise may be required by law or the New York Stock Exchange and a Participant shall promptly make any reimbursement requested by the Board of Directors or the Committee pursuant to such policy with respect to any such Bonuses. Further, each Participant shall agree, by accepting an Award under the 2024 STIP and executing an Award Agreement, that the Corporation and/or any of its affiliates may deduct from any amounts it may owe the Participant from time to time (such as wages or other compensation) any and all amounts the Participant is required to reimburse the Corporation pursuant to such policy with respect to the Award.

12.Section 409A of the Code
    This 2024 STIP shall be interpreted in a manner such that the payment of an Objective Bonus, Discretionary Bonus or Aggregate Bonus contemplated hereby will either (i) comply with Section 409A or (ii) be exempt from the requirements of Section 409A as a “short-term deferral” under Section 409A, including Treasury Regulations Section 1.409A-1(b)(4). It is intended that the terms of this 2024 STIP will not result in the imposition of any tax liability pursuant to Section 409A, and shall be construed and interpreted consistent with that intent.

13.    No Right to Continued Employment
    No Award made to any Participant under the 2024 STIP shall be construed to confer any legal right to be continued in the employ of the Corporation or any of its subsidiaries. The Corporation expressly reserves any and all rights for it or any of its subsidiaries to discharge an Executive in its or their sole discretion, without liability of any person, entity or the Committee. Nothing in this Section 13, however, is intended to adversely affect any express independent right to any person under a separate employment agreement. Notwithstanding any other provision hereof and the fact that the Performance Targets have been obtained, the Corporation shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated or any prorated amount based on service during the period, unless the Committee otherwise expressly provides by written contract or other written commitment.
14.    Discretion of Committee
    Any decision made or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the 2024 STIP shall be within the absolute discretion of the Committee and shall be conclusive and binding upon all persons. No member of the Committee shall have any liability for actions taken or omitted under the 2024 STIP by the member or any other person.
15.     No Funding of Plan
The Corporation shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to the Participants under the 2024 STIP. The 2024 STIP shall constitute an “unfunded plan” of the Corporation. The Corporation shall not, by any provision of the 2024 STIP, be deemed to be a trustee of any property and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Corporation, as the case may be.
16.    Non-Transferability of Benefits and Interests
Except as expressly provided by the Committee, no benefit payable under the 2024 STIP shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant. This Section 16 shall not apply to any assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (ii) the disability of a Participant to the disabled Participant’s personal representative.
17.    Law to Govern
All questions pertaining to the construction, regulation, validity and effect of the provisions of the 2024 STIP shall be determined in accordance with the laws of the State of California.
18.    Non-Exclusivity
    The 2024 STIP does not limit the authority of the Corporation, the Board of Directors of the Corporation or the Committee, or any subsidiary of the Corporation, to grant awards or authorize any other compensation to any person under any other plan or authority.

EXHIBIT A

2024 STIP
PERFORMANCE TARGETS AND PAYOUT PERCENTAGES

A.    Performance Targets for Objective Bonuses

Performance Measure	Performance Targets
	Threshold	Target	Maximum
Adjusted EPS - AWR Consolidated	80% Budget	100% Budget	120% Budget
Adjusted EPS - Regulated Utilities (RU)	80% Budget	100% Budget	120% Budget
Adjusted EPS - Regulated Water Utility (RWU)	80% Budget	100% Budget	120% Budget
Adjusted EPS – ASUS	80% Budget	100% Budget	130% Budget
Capital Expenditures - RU	> $140 million	> $155 million	> $180 million
Capital Expenditures - RWU	> $135 million	> $145 million	> $165 million
Customer Complaints - RWU	≤ 0.095%	≤ 0.055%	≤ 0.025%
Supplier Diversity – RU	> 26.5%	> 30.5%	> 34.5%
Supplier Diversity - RWU	> 27.0%	> 31.0%	> 35.0%
Safety - Recordable Incident Rate - RWU	≤ 3.7	≤ 3.0	≤ 2.3
SOX Deficiencies - RU	No MW, No SD & No more than 3 CDs	No MW, No SD & No more than 1 CD	No MW, No SD & No CD
SOX Deficiencies - ASUS	No MW, No SD & No more than 1 CD	No MW, No SD & No CD	N/A
Expense Optimization - ASUS	< 101% of Budget	< 99% of Budget	< 97% of Budget
Direct Construction Margin - ASUS	> Budget less 200 basis points	> Budget	> Budget plus 200 basis points
Direct Operating Margin - ASUS	> Budget less 200 basis points	> Budget	> Budget plus 200 basis points
Safety - Recordable Incident Rate - ASUS	≤ 3.4	≤ 2.9	≤ 2.4

B.    Payout Percentages for Performance Measures - GSWC Administrative and General Officers

Performance Measure	Payout Percentage
	Threshold	Target	Maximum
Adjusted EPS - AWR Consolidated	10.0%	20.0%	35.0%
Adjusted EPS - Regulated Utilities (RU)	11.5%	20.0%	30.0%
Adjusted EPS - ASUS	5.0%	10.0%	15.0%
Capital Expenditures - RU	5.0%	10.0%	15.0%
Customer Complaints - Regulated Water Utility (RWU)	1.5%	5.0%	7.0%
Supplier Diversity - RU	1.5%	5.0%	7.0%
SOX Deficiencies - RU	1.5%	5.0%	6.0%
SOX Deficiencies - ASUS	1.5%	5.0%	5.0%
Objective Bonus Total	37.5%	80.0%	120.0%
Individual Performance Measure (Discretionary Bonus)	12.5%	20.0%	35.0%
Aggregate Bonus	50.0%	100.0%	155.0%

C.    Payout Percentages for Performance Measures - GSWC Operations Officers

Performance Measure	Payout Percentage
	Threshold	Target	Maximum
Adjusted EPS - Regulated Water Utility (RWU)	20.0%	40.0%	60.0%
Capital Expenditures - RWU	8.0%	16.0%	24.0%
Customer Complaints - RWU	2.5%	6.0%	8.0%
Supplier Diversity - RWU	2.5%	6.0%	8.0%
Safety - Recordable Incident Rate - RWU	2.5%	6.0%	8.0%
SOX Deficiencies - RU	2.0%	6.0%	7.0%
Objective Bonus Total	37.5%	80.0%	115.0%
Individual Performance Measure (Discretionary Bonus)	12.5%	20.0%	35.0%
Aggregate Bonus	50.0%	100.0%	150.0%

D.    Payout Percentages for Performance Measures - ASUS Officers

Performance Measure	Payout Percentage
	Threshold	Target	Maximum
Adjusted EPS - ASUS	15.0%	40.0%	70.0%
Direct Operating Margin - ASUS	7.0%	12.5%	22.0%
Direct Construction Margin - ASUS	7.0%	12.5%	22.0%
Expense Optimization - ASUS	4.0%	6.0%	10.0%
Safety – Recordable Incident Rate - ASUS	2.5%	4.0%	6.0%
SOX Deficiencies - ASUS	2.0%	5.0%	5.0%
Objective Bonus Total	37.5%	80.0%	135.0%
Individual Performance Measure (Discretionary Bonus)	12.5%	20.0%	35.0%
Aggregate Bonus	50.0%	100.0%	170.0%

A-4